Exhibit 99.1

News Release

NGL Energy Partners, LP Acquires Rimrock Midstream LLC’s Interest in Grand Mesa Pipeline, LLC

TULSA, Okla.—(BUSINESS WIRE)—Nov. 28, 2014—NGL Energy Partners, LP (NYSE:NGL) is pleased to announce that it has executed a definitive membership interest purchase agreement with Rimrock Midstream, LLC (“Rimrock”) for Rimrock’s 50% interest in Grand Mesa Pipeline, LLC. NGL now owns 100% of the pipeline system.

Grand Mesa Pipeline, LLC completed a successful open season on October 3, 2014, securing multiple significant long-term shipper commitments. The system will include over 550 miles of new crude oil transportation pipeline, multiple truck injection bays, over 1.0 million barrels of operational storage, and at least two origination points located near Lucerne andKersey (Riverside Station) in Weld County, Colorado. The system is in active development and is scheduled to commence service in Q4 2016. Rimrock will construct and operate the pipeline system.

The acquisition further strengthens NGL’s diversified midstream business, adding significant fee based revenue backed by long term contracts. The Grand Mesa Pipeline will help further develop the crude and condensate rich DJ and Wattenberg fields and provide additional options for transporting crude oil to U.S. markets and refineries in the Midwest, including the NYMEX designated hub of Cushing, Oklahoma. NGL will have ownership in two long haul crude oil pipelines that terminate into NGL’s Cushing Terminal Facility which provides additional revenue opportunities for NGL, its shippers and refinery customers. A significant portion of the committed crude oil volumes will be tied to Grand Mesa via gathering systems, reducing the need for trucked volumes.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary segments: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit NGL’s website at www.nglenergypartners.com.

About Rimrock Midstream, LLC

Rimrock Midstream, LLC is a strategic, growth-oriented company formed to acquire, develop and operate a portfolio of midstream energy infrastructure assets. Rimrock has been engaged in the business of acquiring, transporting and storing crude oil in Oklahoma, Kansas, Texas, North

Dakota, Wyoming, Colorado, New Mexico and Utah. For more information, visit www.rimrockmidstream.com.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Source: NGL Energy Partners LP

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Executive Vice President, Chief Financial Officer and Treasurer